SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
July 16, 2007

Interface, Inc.
(Exact name of registrant as specified in its charter)

Georgia	No. 000-12016	No. 58-1451243
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2859 Paces Ferry Road, Suite 2000
Atlanta, Georgia 30339
(Address of principal executive offices)

Registrant's telephone number, including area code:
(770) 437-6800

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 16, 2007, pursuant to a Stock Purchase Agreement dated June 19, 2007 (the “Agreement”), by and among Interface, Inc. (the “Company”), InterfaceFABRIC, Inc. (“InterfaceFABRIC”), and Office Fabrics Holding Corp. (“Office Fabrics”, which is an affiliate of Sun Capital Partners, Inc.), the Company sold its Fabrics Group business segment (the “Sale”) to Office Fabrics. The Agreement provided for an aggregate purchase price of up to $70.0 million in cash, of which $63.5 million would be paid in cash at the closing of the transaction, subject to working capital and other adjustments provided for in the Agreement, and up to $6.5 million would be subject to an earn-out arrangement focused on the performance of that business segment, as owned and operated by Office Fabrics, during the 18-month period following the closing of the transaction. Following the working capital and other adjustments provided for in the Agreement, the Company received $60.7 million in cash at the closing.

The above summary is qualified in its entirety by reference to the Agreement, which was included as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 20, 2007 and is included as Exhibit 2.1 hereto.

Item 2.05	Costs Associated with Exit or Disposal Activities.

Based on the adjusted purchase price received at the closing of the Sale and assuming receipt by the Company of the entire $6.5 million earn-out payment provided for in the Agreement, the Company anticipates recording an after-tax, non-cash impairment charge of $11.7 million in the second quarter of 2007. The Company also expects to incur certain exit costs as a result of the transaction. These amounts, which will be recorded as incurred, are currently expected to be approximately $5.1 million after tax. The Company expects that the processes leading to these costs will be completed by the end of fiscal 2007.

In addition to the above charges, the Company expects to record in the second quarter of 2007 after-tax, non-cash impairment charges of approximately $1.0 million with respect to other fixed assets related to the fabrics business segment that were not transferred to the buyer.

Item 7.01	Regulation FD Disclosure.

On July 16, 2007, the Company issued a press release announcing the completion of the Sale.
A copy of that press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(b)    Pro forma financial information.

The accompanying unaudited pro forma condensed consolidated financial statements reflect adjustments to the historical consolidated financial statements of the Company to give effect to the Sale assuming the Sale had been effective for the periods indicated, as follows. The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes the Sale was consummated on April 1, 2007. The Unaudited Pro Forma Condensed Consolidated Statements of Operations assume the Sale occurred on December 29, 2003 (the first day of the Company’s 2004 fiscal year). The unaudited pro forma condensed consolidated financial statements reflect the parties’ estimate of the working capital adjustments on the Sale closing date, which adjustments will be reviewed and finalized over the ensuing months.

The unaudited pro forma condensed consolidated financial statements are presented for purposes of illustration only, in accordance with the adjustments and estimates set forth below, and are not necessarily indicative of the financial position or results of operations that would have occurred had the Sale been consummated on the dates as of which, or at the beginning of the period which, the Sale is being given effect, nor are they necessarily indicative of future operating results or financial position of the Company.

Certain information and notes normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission governing pro forma information. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2006.

(d)    Exhibits.

2.1
Stock Purchase Agreement, by and among Interface, Inc., InterfaceFABRIC, Inc. and Office Fabrics Holding Corp., dated June 19, 2007 (without Exhibits and Schedules) (incorporated by reference to Exhibit 2.1 to Interface’s Current Report on Form 8-K filed June 20, 2007).

99.1	Press Release, dated July 16, 2007.

99.2	Unaudited Pro Forma Condensed Consolidated Financial Statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Patrick C. Lynch
Patrick C. Lynch
Date: July 18, 2007	Senior Vice President

EXHIBIT INDEX

Exhibit Number

2.1
Stock Purchase Agreement, by and among Interface, Inc., InterfaceFABRIC, Inc. and Office Fabrics Holding Corp., dated June 19, 2007 (without Exhibits and Schedules) (incorporated by reference to Exhibit 2.1 to Interface’s Current Report on Form 8-K filed June 20, 2007).

99.1	Press Release, dated July 16, 2007.

99.2	Unaudited Pro Forma Condensed Consolidated Financial Statements.